    EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL ANNOUNCES DELAY IN FILING FORM 10-K

New York, NY – September 15, 2009 –Lazare Kaplan International Inc. (AMEX:LKI) (the “Company”) announced today that it will delay filing its Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended May 31, 2009 (“Fiscal 2009”), in order to resolve (a) a material uncertainty concerning the collectability and recovery of certain assets and (b) the Company’s potential obligations under certain lines of credit and a guaranty (all of which, the “Material Uncertainties”). Previously, the Company filed Form 12b-25 with the Securities and Exchange Commission (“SEC”), wherein the Company stated that it is unable to assess the potential effect the ultimate resolution of the Material Uncertainties will have on the financial position and results of operation of the Company, and therefore its auditors will not be able to deliver an unqualified opinion with respect to the Company’s financial statements required to be included in the Form 10-K for Fiscal 2009 until the Company is able to resolve satisfactorily such Material Uncertainties. As a result of this ongoing assessment, the Company was not able to file its Annual Report for Fiscal 2009 within the fifteen day period permitted upon filing Form 12b-25.

The Company intends to file the Form 10-K for Fiscal 2009 as soon as possible after it resolves the Material Uncertainties, but it is unable at this time to estimate when the Material Uncertainties will be resolved or when the Form 10-K will be filed.

For further information regarding this matter, the Company refers interested parties to its Form 8-K filed with the Securities and Exchange Commission as of September 16, 2009.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.